Exhibit 10.2

FORM OF PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (“Agreement”) is made and entered into as of [ ], 2014, by and among LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC., a Maryland corporation (“REIT”), LIGHTSTONE VALUE PLUS REIT III LP, a Delaware limited partnership (“OP”), and BEACON PROPERTY MANAGEMENT LIMITED LIABILITY COMPANY, a New Jersey limited liability company (“Property Manager”).

RECITALS:

A.            OP is a newly formed limited partnership whose limited partner is REIT, and was formed to acquire, own, operate, lease, finance and manage properties throughout the United States and its territories. For purposes of this Agreement, OP and REIT, as well as any of their direct and indirect subsidiaries and any joint ventures into which any of the foregoing may enter and which are controlled by OP or REIT, are individually or collectively referred to herein as “Owner.”

B.            Property Manager is a limited liability company, and was formed to operate, manage, lease and manage construction with respect to properties located throughout the United States and its territories.

C.            Owner desires to engage Property Manager, and Property Manager desires to accept such engagement, to manage the Properties hereafter acquired by Owner under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Definitions. Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof:

(a)          “Agreement” has the meaning set forth in the introductory paragraph above.

(b)          “Annual REIT Audit” has the meaning set forth in Section 26.

(c)          “Budget” has the meaning set forth in Section 5(a)(i)(G).

(d)          “Disbursement Account” has the meaning set forth in Section 5(a)(i)(B)(1).

(e)          “Fee Audit” has the meaning set forth in Section 26.

(f)          “Improvements” means buildings, structures, and equipment from time to time located on the Properties and all parking and common areas located on the Properties.

(g)          “New Construction” has the meaning set forth in Section 5(c)(iii).

(h)          “On-Site Personnel” means persons hired or retained as employees of Property Manager to perform services at the Properties.

(i)          “OP” has the meaning set forth in the introductory paragraph above.

(j)          “Operating Account” has the meaning set forth in Section 5(a)(i)(B)(3).

(k)          “Owner” has the meaning set forth in Recital A.

(l)          “Ownership Agreements” has the meaning set forth in Section 5(e).

(m)          “Plan” has the meaning set forth in Section 5(a)(i)(G).

(n)          “Properties” means all the real estate assets of Owner covered by this Agreement, collectively.

(o)          “Property” means an individual real estate asset owned by Owner and all tracts acquired by Owner related to that asset, in either case directly or indirectly through joint venture arrangements or other partnership or investment interests, subject to this Agreement as more fully described in a Property Addendum (as defined below).

(p)           “Property Addendum” means an addendum (as the same may be modified, amended or supplemented in writing, from time to time) which shall be attached to this Agreement and incorporated herein by reference as each Property is purchased and made subject to this Agreement describing the Property, including the services to be provided by, and the Property Management Fees to be charged by, Property Manager. If any Property is sold by Owner, the Property Addendum with respect to such Property may, at Owner’s election, be deemed of no further force or effect from and after the closing of any such sale, except to the extent of post-closing management and accounting functions thereafter to be performed.

(q)          “Property Management Fees” means the fees and expenses payable to Property Manager pursuant to Section 6, “Compensation,” hereof.

(r)          “Property Manager” has the meaning set forth in the introductory paragraph above.

(s)          “Redevelopments” has the meaning set forth in Section 5(c)(iii).

(t)          “REIT” has the meaning set forth in the introductory paragraph above.

(u)          “Tenant Improvements” has the meaning set forth in Section 5(c)(iii).

2

2.             Appointment of Property Manager.

(a)          Owner hereby engages and retains Property Manager as the sole and exclusive manager of each Property for which a Property Addendum is executed with respect to the property management function to perform such functions as are specified herein and/or on the Property Addendum related to each such Property. Property Manager hereby accepts such appointment.

(b)          Owner hereby engages and retains Property Manager as the sole and exclusive leasing agent for the leasing of all space in each Property for which a Property Addendum is executed with respect to the leasing agent function as well as for obtaining ground leases on any outparcels. Property Manager shall perform such functions as are specified herein and/or on the Property Addendum related to each such Property. Property Manager hereby accepts such appointment.

(c)          Owner hereby engages and retains Property Manager as the sole and exclusive construction manager of each Property for which a Property Addendum is executed with respect to the construction management function to perform such functions as are specified herein and/or on the Property Addendum related to such Property. Property Manager hereby accepts such appointment.

(d)          Property Manager shall act under this Agreement as an independent contractor and not as Owner’s agent or employee. Property Manager shall not have the right, power or authority to enter into agreements or incur liability on behalf of Owner except as expressly set forth herein or in a Property Addendum. Any action taken by Property Manager which is not expressly permitted by this Agreement shall not bind Owner.

3.             Standards. Property Manager shall in good faith, with due diligence and in accordance with generally accepted management and construction management standards within the geographical areas of the Properties, perform its management, leasing and construction management duties and obligations described herein. Property Manager shall devote its commercially reasonable efforts to performing its duties hereunder to manage, operate, maintain and lease the Properties in a diligent, careful and professional manner to maximize all potential revenues to Owner and to minimize expenses and losses to Owner. The services of Property Manager are to be of a scope and quality not less than those generally performed by first-class, professional managers of properties similar in type and quality to the Properties and located in the same market area as the Properties. Property Manager will make available to Owner the full benefit of the judgment, experience and advice of the members of Property Manager’s organization. Property Manager will at all times act in good faith, in a commercially reasonable manner and in a fiduciary capacity with respect to the proper protection of and accounting for Owner’s assets.

4.             Term. This Agreement shall have an initial term of one year from the date hereof and may be renewed for an unlimited number of successive one-year terms until terminated in accordance with Section 10.

3

5.             Duties of Property Manager.

(a)          Property Manager’s duties as the property manager for the Properties include the following for each of the Properties (as may be supplemented with additional duties as detailed in the applicable Property Addendum for each Property) and for Owner, as applicable:

(i)          For Accounting:

(A)         Calculate, bill and collect rental payments and other charges due to Owner from tenants in the Properties under the respective tenant leases or otherwise with regard to the Properties. To the extent tenant leases affecting any Property so require, Property Manager shall timely make or verify any calculations that are required to determine the amount of rent due from tenants, including without limitation calculating percentage rent, operating expense “pass-throughs” and consumer price index adjustments and, where required, shall give timely notice thereof to tenants.

(B)         Cash Management.

(1)         Property Manager will establish on behalf of OP a disbursement account (a “Disbursement Account”) at a bank to be specified in writing by Owner, which such Disbursement Account will be tied into each Operating Account (as defined below) via a weekly funding sweep. This weekly funding sweep shall work in the following manner: all checks presented on behalf of each Property will be paid from the Disbursement Account and funded by having the cash transferred from the Property’s Operating Account to the Disbursement Account to fund the checks.

(2)         Notwithstanding the preceding, if (a) an Owner is not a wholly owned subsidiary of REIT or OP and its governing documents so require, or (b) the payments in respect of a Property are required by a lender to be made into a lockbox account, or (c) if the payments in respect of a Property are required to be handled otherwise by a contractual restriction agreed to by Owner, then such requirements shall be followed by Property Manager following written notice thereof by Owner. Funds released from any such lockbox account or other arrangement to the custody of Owner shall otherwise follow the above procedures.

(3)         Property Manager will establish on behalf of Owner for each Property an operating account (an “Operating Account”) at a bank to be agreed upon in writing by Owner upon receipt of a fully executed Property Addendum and a W-9 completed by Owner. The signature card for the Operating Account shall indicate that Property Manager is dealing with the Operating Account as a fiduciary of Owner. The Operating Account and all funds therein shall at all times be the property of Owner. Owner shall have electronic banking system access to the Operating Account which shall permit it to obtain account information and make withdrawals from the Operating Account.

4

(4)         Notwithstanding anything to the contrary contained herein, Owner may direct payments or deposits received by Property Manager or payments or transfers from the Operating Account for a Property to deviate from the above procedures by a written request to Property Manager. In such event, Property Manager shall provide Owner with all information necessary to effect such deposits, transfers or payments.

(5)         If required by state law, Property Manager will deposit security deposits and/or advance rentals in separate accounts in the name of Owner at the financial institution designated by Owner with respect to the applicable Property.

(6)         On or before the 25th day of each month, Property Manager shall prepare and submit an invoice to Owner accompanied by a computation of the fees and expense reimbursements due to Property Manager in accordance with this Agreement. Owner shall have the right to review such invoice and obtain any supporting documentation with respect thereto from Property Manager. To the extent that Owner believes the computation provided by Property Manager is inconsistent with the computation permitted hereunder, Owner and Property Manager shall work together in good faith to reach a computation of such fees which is reasonably agreeable to both parties.

(7)         Without in any way limiting the foregoing, (i) Property Manager shall not commingle its funds or property or the funds or property of any other entities for which it provides services with any other funds or property of Owner, and (ii) Property Manager shall deposit amounts relating to a Property in the respective Property’s Operating Account within one (1) business day of receipt. Property Manager shall have no proprietary interest in the Disbursement Account or any Operating Account, or in any other account authorized hereby, and all sums collected by Property Manager relating to the Properties and all sums placed in such account or accounts will be the property of Owner and to the extent not yet deposited shall be held in trust by Property Manager for Owner.

(C)         Subject to the terms of this Agreement relating to allocation of expenses, pay fees, charges, expenses and commissions of independent contractors, architects, engineers, subcontractors, suppliers which contract with Property Manager and Property Manager utilized in the management, operation, maintenance or repair of the Properties, subject to the Property Manager’s review of same to confirm accuracy and agreement with same.

5

(D)         Owner expressly authorizes Property Manager to promptly and diligently enforce Owner’s rights under any tenant leases affecting any Property, including without limitation taking the following actions where appropriate: (i) with Owner’s prior written consent: (a) terminating tenancies, (b) instituting and prosecuting actions, and evicting tenants, (c) settling, compromising and releasing such actions or suits or re-instituting such tenancies, and (d) recovering rents and other sums due by legal proceedings in a court of general jurisdiction; and (ii) without Owner’s prior written consent: (a) in a magistrates court or other court of special jurisdiction as applicable, signing and serving such notices as are deemed necessary by Property Manager, and (b) recovering rents and other sums due by legal proceedings in a magistrates court or similar jurisdiction; in each case Property Manager shall promptly notify Owner of such action in writing. If authorized by Owner, Property Manager shall consult an attorney for the purpose of enforcing Owner’s rights or taking any such actions and Owner shall have the right to designate counsel for any matter and to control all litigation affecting or arising out of the operation of any Property. Property Manager shall keep Owner informed of any dissatisfaction with the law firm or such services or the reasonableness of the cost thereof.

(E)         Prepare and maintain routine and customary financial and business books and records for Owner and the Properties and to employ and supervise outside accountants for preparation of income and other tax returns and specialty accounting services for Owner and the Properties. The preparation of income and other tax returns and the performance of such specialty accounting services shall be supervised by Property Manager but will be completed at Owner’s expense. Property Manager will use the accrual method of accounting in accordance with GAAP, with such policies as are to be determined by management subject to Owner’s determination (including, without limitation, capitalization policies, depreciation and amortization policies, and such other accounting policies as Owner may direct from time to time).

(F)         Maintain fixed asset accounting detail and related depreciation.

6

(G)         Property Manager shall prepare and submit to Owner a proposed operating and capital budget, including an itemized statement of the estimated receipts and disbursements in reasonable detail, which shall include, without limitation, reasonable detail as to employee expenses to be reimbursed to Property Manager for the operation, repair and maintenance of the Properties (the “Budget”) and a marketing and leasing plan on the Properties (a “Plan”) (assuming Property Manager is retained as leasing agent), in each case for the calendar year immediately following such submission. Each Budget and Plan will be in the form approved by Owner prior to the date thereof. A draft Budget and, as applicable, Plan for each Property shall be submitted to Owner on or prior to November 1 of the year preceding the January 1 of the year to which such budget shall apply. Owner shall have 30 days after receipt thereof within which to approve or reject in writing such Budget and, as applicable, Plan, any such rejection to be accompanied by a reasonably detailed explanation of such rejection. Property Manager shall then submit a revised draft Budget and, as applicable, Plan to Owner within 10 days thereafter. Owner shall have 10 days after receipt thereof to approve or reject the same in writing, any such rejection to be accompanied by a reasonably detailed explanation of such rejection. The foregoing process shall then repeat with 10 days between receipt and revision, on Property Manager’s end, and receipt and acceptance or rejection on Owner’s end, until each Budget and, as applicable, Plan has been approved. If the parties cannot come to agreement on a Budget and, as applicable, Plan for a Property, Property Manager shall operate the applicable Property on the Budget and, as applicable, Plan most recently approved by Owner. To the extent any expenditure to be made by Property Manager shall exceed the applicable line item in such prior year’s Budget by 5% or more, the same shall require Owner’s prior written consent; provided, that excluded from the foregoing expenditures requiring such consent shall be expenditures related to snow and ice removal, utilities, insurance premiums, real estate taxes and assessments, and emergency items outside the control of Property Manager. Property Manager shall provide supporting information reasonably requested by Owner in connection with Owner’s review of any Budget or Plan submitted by Property Manager for Owner’s review.

Property Manager shall implement the Budget and Plan and use its commercially reasonable efforts to ensure that the actual cost of operating the Properties shall not exceed the Budget. The Budget shall constitute an authorization for Property Manager to expend necessary monies to manage and operate the Properties in accordance with the Budget and subject to the provisions of this Agreement until a subsequent Budget is approved. The approval of non-recurring costs and Improvements in the Budget and Plan shall constitute an authorization for Property Manager to collect bids for the expenditure and present a final recommendation to Owner for expenditure of monies to implement such items called for in the Budget and Plan.

Without affecting any other limitation imposed by this Agreement and except as may be expressly provided to the contrary elsewhere in this Agreement, Property Manager shall secure the prior written approval of Owner prior to incurring any liability or obligation for any item in excess of $10,000 not reflected on the Budget or the Plan approved in writing by Owner except with respect to emergency items as described in this subsection (G) or unless another threshold with respect to any matter is specified elsewhere in this Agreement or in a written directive or authorization of Owner, in which case the threshold for such matter shall be as so set forth.

(H)         Pay wages, salaries, commissions and employee benefits of all On-Site Personnel, including, without limitation, workers’ compensation insurance, social security taxes, unemployment insurances and other taxes or levies now in force or hereafter imposed with respect to any such On-Site Personnel, all of which shall be deemed an operating expense of the Properties and shall be in accordance with approved Budgets.

7

(I)         Deliver to Owner, within eight days after the end of each month during the term hereof, the monthly reporting package detailed on Exhibit A attached hereto, which shall relate to the Properties and the immediately preceding calendar month or any portion thereof. Such reporting package shall be made on an accrual basis and shall include all such transactions, whether or not reimbursable pursuant to the provisions hereof.

(J)         Deliver to Owner, within 10 days after the end of each calendar quarter during the term hereof, the quarterly reporting package detailed on Exhibit B attached hereto, which shall relate to the Properties and the immediately preceding calendar quarter or any portion thereof. Such reporting package shall be made on an accrual basis and shall include all such transactions, whether or not reimbursable pursuant to the provisions hereof.

(K)         Deliver to Owner, within 30 days after the end of each calendar year during the term hereof, the annual reporting package detailed on Exhibit C attached hereto, which shall relate to the Properties and the immediately preceding calendar year or any portion thereof. Such reporting package shall be made on an accrual basis and shall include all such transactions, whether or not reimbursable pursuant to the provisions hereof.

(L)         File real, personal and ad valorem (real or personal) property tax returns required to be filed by Owner with respect to the Properties and pay all such ad valorem taxes and assessments out of the Operating Accounts of each of the Properties. Property Manager shall also utilize, on Owner’s behalf, the services of independent tax consultants and attorneys to appeal or challenge any real, personal and ad valorem (real or personal) property taxes and Property Manager shall manage such process on Owner’s behalf by supplying needed information and making required payments out of the operating funds for each Property or the separate funds of Owner.

(ii)         For Operations: Property Manager shall use commercially reasonable efforts to operate in accordance with the Budget and Plan unless otherwise specifically approved in writing by Owner and except in the case of emergencies:

(A)         Property Manager will investigate, hire, train, pay, supervise, establish policies for and discharge the On-Site Personnel necessary to maintain and operate the Properties including, without limitation, property managers and building and maintenance personnel who shall have experience and education satisfactory to Owner. Such personnel shall in every instance be agents or employees of Property Manager and not of Owner, but Owner shall have the right to approve, via the annual budget process, the compensation of Property Manager’s personnel for which Property Manager has the right to be reimbursed hereunder. Property Manager has the right to be reimbursed for: (i) On-Site Personnel that are employed at the Properties or at management field offices or corporate offices, should there be no office located on site. The management field office and corporate office employees shall be charged to the respective Property on the basis of the percentage of time spent attending to such Property based on actual wages and fringe benefits, unless Owner and Property Manager agree in writing to another basis; and (ii) roving maintenance personnel to the extent needed at the Properties from time to time, and these employees shall be charged to the respective Properties at a reasonable hourly or monthly rate pre-approved by Owner and only for the actual and reasonably necessary time spent on such Property by such personnel. Owner shall have no right to supervise or direct such agents or employees.

8

Property Manager, at Property Manager’s sole cost and expense, shall maintain during the term of this Agreement a bond or applicable insurance covering Property Manager and all persons who handle, have access to or are responsible for Owner’s monies, in an amount and form reasonably acceptable to Owner. Property Manager shall provide Owner with a certificate or other satisfactory documentation evidencing the existence and terms of such bond(s) upon execution of this Agreement.

Property Manager shall supervise, and at Owner’s cost and expense, shall retain, to the extent such services are not sufficiently provided by On-Site Personnel, but in accordance with the Budget, independent contractors, subcontractors, and suppliers to provide for the management, maintenance, repair and operation of the Properties as well as security functions.

(B)         If commercially reasonable within the geographic area in which a Property is located, to obtain not fewer than three (3) competing bids for, contract with and supervise onsite management of, contractors.

(C)         Assist in coordinating the opening and closing of the businesses of tenants, including, but not limited to, obtaining of insurance and signage approval.

(D)         In accordance with the operating budget, purchase necessary supplies and equipment required for the proper operation, maintenance, repair and restoration of the Properties.

(E)         Supervise all maintenance activity at the Properties, and make or cause to be made repairs, replacements and renovations to Improvements.

(F)         Contract and pay charges for utilities used in the operation of the Properties, including, without limitation, water, electricity, gas, telephone and sewerage services unless carried or covered under the respective tenant’s name.

(G)         Contract for and maintain such policies of commercial general liability and bodily injury and property damage insurance with respect to the Properties as are acceptable to Owner.

9

(H)         Advertise the Properties by such means and media and at such costs as are in accordance with the Budget and Plan and as Property Manager shall deem appropriate (and at Property Manager’s expense, except as set forth in the last sentence of this subsection (H)) to implement an effective leasing program for the Properties on a local and regional basis. To the extent Owner shall request specific advertising that differs from or is in addition to Property Manager’s planned approach, the incremental cost of such specific advertising shall be borne by Owner.

(I)         Assist in securing leases with temporary tenants or licensees for use of the Properties.

(J)         Actively promote and market the Properties to potential tenants, current tenants and the general community.

(K)         Conduct complete inspections of the Properties as is prudent to determine that the same are in good order and repair, but no less frequently than once per calendar quarter, during the term of this Agreement.

(L)         Forward to Owner promptly upon receipt all notices of violation or other notices from any governmental authority, and board of fire underwriters or any insurance company, and make such recommendations regarding compliance with such notice as shall be appropriate.

(M)         Maintain business-like relations with the tenants of the Properties and respond promptly to tenant complaints in a prudent, businesslike manner. Property Manager shall maintain a record of all written tenant complaints and Property Manager’s response to such complaints for no less than one year, which record shall be available for review by Owner.

(N)         Analyze all bills received for services, work and supplies in connection with the maintaining and operating the Properties, and pay all such bills and any other amount payable in respect to the Properties. Property Manager shall use commercially reasonable efforts to pay all bills within the time required to obtain discounts, if any. Owner may from time to time request that Property Manager forward certain bills to Owner promptly after receipt, and Property Manager shall comply with any such request. Property Manager will ensure timely 1099 reporting to the IRS, with 1099s filed under Property Manager’s name and Property Manager’s taxpayer identification number (TIN), listing Property Manager as the “payer.” Property Manager will provide annually a signed declaration indicating compliance with 1099 reporting; Property Manager will provide this declaration to Owner with the February monthly reporting package. Penalties for misfilings as a result of Property Manager’s negligence are not to be charged to the Property, but are payable by Property Manager.

10

(iii)        Other:

(A)         In accordance with the Budget or as otherwise approved in writing by Owner, employ in-house or outside attorneys, at Owner’s expense, to handle any legal matters involving the Properties.

(B)         Perform leasing analysis and credit underwriting with respect to prospective tenants (and subtenants and assignees); prepare leases and other tenant-related documents; and engage in a competitive construction bidding process for lease-related construction projects expected to exceed $25,000 not otherwise within the duties of a construction manager (as, for example, pursuant to Section 5(c) below).

(C)         Take such other actions and perform such other functions as Property Manager reasonably deems advisable or necessary for the efficient and economic management, operation and maintenance of the Properties.

(b)          Property Manager’s duties as leasing agent for any of the Properties indicated on a Property Addendum as being subject to the leasing agent services as provided herein and subject to the Budget and Plan include the following:

(i)          Leasing Functions. Property Manager will coordinate and negotiate the leasing of the Properties using commercially reasonable efforts to secure executed leases (both new and renewal) from qualified tenants for available space in the Properties. Such leases must be consistent with a form and terms approved by Owner unless a tenant requires use of its own lease form. Property Manager shall be responsible for the hiring of all leasing agents as necessary for the leasing of the Properties, to work with outside brokers and leasing agents, and otherwise to oversee and manage the leasing process on behalf of Owner. Property Manager’s duties in this regard shall include, without limitation: (1) the preparation and distribution of listings to potential tenants and/or their representatives and to reputable and active real estate agents; (2) the supplying of sufficient information to cooperating brokers and agents to enable them to promote the rental of the Properties; (3) the marketing and promotion of the Properties; (4) at all times maintaining and updating a merchandising and leasing plan for each Property; and (5) providing an updated leasing budget and leasing reforecast for the following twelve (12) month period. Additionally, in connection with the budgeting process referred to above, Property Manager shall submit a yearly leasing budget for approval in accordance (and simultaneously) with the procedure set forth above for the approval of each Property’s budget by Owner.

(ii)         Advertising. Owner authorizes Property Manager to advertise and to place signage on the Properties regarding the leasing; provided, that such signage complies with all applicable governmental laws, regulations and requirements. Property Manager will provide a marketing package, aerial photographs, demographic reports, site plans, signage and a two-sided flyer for each Property at Property Manager’s expense consistent with Section 5(a)(ii)(H). Any additional advertising and promotion requested by Owner will be done at Owner’s expense pursuant to a program and budget agreed upon by Owner and Property Manager.

11

(iii)        Other Actions. Property Manager will take such other action and perform such other functions as Property Manager or Owner deems reasonably advisable or necessary for the efficient and economic leasing of the Properties.

(c)          Property Manager’s duties as construction manager for the Properties shall be in accordance with a capital budget established by Owner and Property Manager prior to the commencement of construction activities and shall include the following:

(i)          General. Property Manager shall secure or assist in securing licenses, registrations or permits required by law and shall comply with ordinances, laws, orders, codes, rules and regulations pertaining to Improvements and/or the services described herein. Property Manager shall secure lien waivers and affidavits and properly file, to the extent required, terminations of notices of commencement prior to payment to contractors.

(ii)         Bidding. For all projects estimated to cost more than $25,000, Property Manager shall obtain bids from at least three outside contractors. Property Manager shall select the low bid unless it has supplied Owner with a reasonable justification in writing for the selection of a bidder other than the low bidder (e.g., Property Manager determines in its reasonable discretion that the bidder to be selected is more likely to complete the job on time, with commercially reasonable workmanship and in the most efficient manner).

(iii)        New Construction, Tenant Improvements and Redevelopments. Property Manager will perform the following duties for construction of Improvements on undeveloped land (“New Construction”) and for construction of Improvements that are to be made at the direction of, or in conformity with lease obligations to, tenants (“Tenant Improvements”) or for the improvement to Improvements that change the size or nature of such Improvements or for the redevelopment of Improvements (collectively, “Redevelopments”):

(A)         Provide updated and detailed project budgets to Owner.

(B)         Arrange for, coordinate, supervise and advise Owner with respect to the selection of architects, contractors, design firms and consultants, and the execution of design, construction and consulting contracts.

(C)         Review design documents, and drafts thereof, submitted by the architect or other consultants, and notify Owner in writing of any mistakes, errors or omissions that Property Manager observes in the documents and any recommendations it may have with respect to such mistakes, errors or omissions; provided, that Property Manager shall not in any manner be responsible for the accuracy, adequacy or completeness of such documents.

(D)         Evaluate and make recommendations to Owner concerning cost estimates prepared by others.

(E)         Review and evaluate proposed schedules for construction.

12

(F)         Procure subcontractors through a minimum of three quotes for any jobs estimated to involve in excess of $25,000.

(G)         Coordinate the work of subcontractors.

(H)         Monitor the progress of construction.

(I)         Endeavor to work with the general contractor to identify any deficiencies in the work performed by subcontractors.

(J)         Provide Owner with monthly written status reports.

(K)         Advise Owner with respect to alterations and modifications in any design documents submitted by the architect or other consultants that may be in Owner’s interest, including obtaining advantages in terms of cost savings, scheduling, leasing, operation and maintenance issues and other matters affecting the overall benefit of the project.

(L)         Review and advise Owner on change order proposals and requests for additional services submitted to Owner.

(M)         Schedule, coordinate and attend necessary or appropriate project meetings.

(N)         Monitor and coordinate punch list preparation and resolution by the subcontractors.

(O)         Make recommendations to Owner concerning, and monitor, the use of the site by subcontractors, particularly as it relates to staging and storage, ingress and egress, temporary signage, fencing, barricades, restrictions on hours of operation, safety considerations and similar considerations.

(P)         Coordinate, monitor, supervise and advise Owner with respect to preparation, execution, completion and filing of project-related documents, including, but not limited to, contracts, permit applications, licenses, certifications, zoning requirements, land use restrictions, governmental filings applicable to the project and any other similar documents.

(Q)         Review and advise Owner with respect to draw requests submitted on the project.

(R)         Upon completion of construction, walk the completed New Construction, Tenant Improvements, or Redevelopments with Owner to ensure that everything has been completed in accordance with the specifications. Property Manager shall cause the subcontractors to repair or replace any items that are determined to be deficient during this walk.

13

(S)         As instructed by Owner, perform additional related project management functions.

(T)         Collect warranties and operation manuals, certificates, guarantees, as-builts and any similar documentation for the benefit of Owner.

(iv)        New Construction and Redevelopments. In addition, Property Manager will perform the following duties with respect to New Construction and Redevelopments:

(A)         Provide Owner with a budget for each Improvement to be built prior to beginning construction of the respective Improvement.

(B)         Meet on a regular basis with Owner’s leasing agents and representatives of prospective tenants.

(C)         Arrange for, coordinate, supervise and advise Owner with respect to various development services prior to design and construction of the project, including due diligence, site investigations, land use and zoning matters, and similar development services.

(v)         Tenant Improvements. In addition, Property Manager will perform the following duties related to Tenant Improvements:

(A)         Arrange for and supervise the performance of all installations and Improvements in space leased to any tenant which are either expressly required under the terms of a lease of such space or which are customarily provided to tenants.

(B)         Meet with tenants and prospective tenants and their architects, engineers, consultants and contractors to facilitate design and construction of leasehold improvements.

(C)         Maintain separate files as to each tenant, and thereby document the entire design and construction process for each tenant.

(D)         Compile and disseminate such data regarding each tenant as Owner may reasonably require.

(vi)        Duties with Respect to Tenant-Directed Improvements. Property Manager will supervise and facilitate tenant installations performed by the tenant and/or tenant’s contractors, including:

(A)         Review and evaluate lease exhibit language that identifies the scope and nature of tenant construction of the Improvements.

(B)         Review tenant construction documents for compliance with landlord criteria and requirements applicable to the Improvements.

14

(C)         Review and evaluate proposed schedules for tenant construction.

(D)         Coordinate delivery of shell space to tenants as required by the tenant’s lease.

(E)         Monitor the progress of tenant construction including but not limited to compliance with scheduling requirements, compliance with rules and regulations of the Property, verify that tenant has obtained proper permits, etc., coordinating requests for tenant improvement allowance draws.

(F)         Maintain appropriate files and records as to each project documenting the design and construction process for each tenant in a manner consistent with Property Manager’s record retention guidelines.

(vii)       Duties with Respect to All Improvements. Property Manager will supervise all Improvement projects, such supervision to include, but not be limited to, preparation of budgets, plans, bidding, subcontractor selection, material selection, job supervision, collection of lien waivers, sworn statements, affidavits and the like. Property Manager shall require such lien waivers, sworn statements, affidavits and similar documentation as a condition to disbursement.

(d)          Other. Property Manager shall in all events comply with the reasonable requests of Owner related to property management of, leasing of, and construction management of the Improvements to be made to, the Properties. Owner shall maintain sufficient funds in an account or accounts so that Property Manager will have funds available to pay all obligations contemplated hereunder when due. Under no circumstances shall Property Manager have any obligations or duty to advance funds to or for the account of Owner.

(e)          Ownership Agreements. Owner agrees to obtain and review copies of all (1) agreements of limited partnership, joint venture partnership agreements and operating agreements of Owner and its affiliates as well as the articles of incorporation, bylaws, and registration statement on Form S-11 (No. 333-195292) of REIT, including all prospectus supplements and post-effective amendments thereto (collectively, the “Ownership Agreements”) and (2) mortgages on all Properties and inform Property Manager of any restrictions relating to property use arising therefrom. Property Manager will use reasonable care to avoid any act or omission which, in the performance of its duties hereunder, in any way conflicts with the terms of the Ownership Agreements or the mortgages in the absence of the express direction of REIT’s board of directors, and Property Manager shall promptly notify Owner if any such conflict arises.

(f)          Periodic Meetings. As reasonably required by Owner, Property Manager, its personnel or contractors engaged or involved in the management, operation, leasing or construction management of the Properties shall meet to discuss the historical results of operations, to consider deviations from any budget, and to discuss any other matters so requested by Owner upon reasonable notice from Owner.

15

(g)          Subcontracting. Notwithstanding anything to the contrary contained in this Agreement, Property Manager may subcontract any of its duties hereunder, without the consent of Owner being required, for a fee that may be less than the fees paid hereunder. In the event that Property Manager does so subcontract any of its duties hereunder, such fees payable to such third parties may, at the instruction of Property Manager, be deducted from the fees payable to Property Manager hereunder and paid by Owner to such parties, or paid directly by Property Manager to such parties, in its discretion.

6.             Compensation and Expense Reimbursement.

(a)          For each Property for which Property Manager provides property management services, Owner shall pay Property Manager a monthly Property Management Fee in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of property managers in such area.

(b)          For each Property for which Property Manager provides property management services, Owner shall pay Property Manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.

(c)          For each Improvement with respect to which Property Manager provides construction management services as set forth in Section 5(c) (other than as provided in the next sentence), Property Manager shall be entitled to a fee of up to five percent (5%) of the cost of such Improvement.

(d)          Property Manager will pay such other reimbursable expenses and costs as Owner has approved and deems advisable or necessary for the efficient and economic management and leasing of the Properties through its annual budgets or as otherwise provided for in this Agreement (e.g., for marketing or leasing programs that exceed in scope that which Property Manager would normally utilize, as provided for in Sections 5(a)(ii)(H) and 5(b)(ii)). Owner shall reimburse Property Manager for such costs and expenses, which shall include, to the extent included in the applicable Property budgets or a general property management and leasing budget to be agreed upon, personnel costs for On-Site Personnel providing direct services for the Properties and for roving maintenance personnel to the extent needed at the Properties from time to time, cost of travel and entertainment, printing and stationery, advertising, marketing, signage, long distance phone calls and other expenses that are directly related to the management of specific Properties. Notwithstanding the foregoing, Owner shall not reimburse Property Manager for its general overhead costs or, other than as set forth in this subsection 6(d), for the wages and salaries and other employee-related expenses of its employees.

7.             Insurance. Property Manager shall obtain and keep in full force and effect at Owner’s expense insurance (1) on the Properties, and (2) on activities at the Properties against such hazards as Owner and Property Manager shall deem appropriate and as may be required under any mortgage or other loan documents binding upon Owner. In any event, Property Manager shall procure, for the Properties for which Property Manager is the property manager, insurance sufficient to comply with the leases and the Ownership Agreements. All liability policies shall provide sufficient insurance satisfactory to both Owner and Property Manager and shall contain waivers of subrogation for the benefit of Property Manager and the applicable Owner.

16

(a)          Property Manager shall obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, workers’ compensation insurance covering all employees of Property Manager at the Properties and all persons engaged in the performance of any work required hereunder. Property Manager shall also obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, employer’s liability, employee theft, commercial general liability, and umbrella insurance, and Property Manager shall furnish Owner certificates of insurers naming Owner as co-insureds and evidencing that such insurance is in effect and that insurer will provide directly to Owner no less than 30 days’ notice of any cancellation or non-renewal. If any work under this Agreement is subcontracted as permitted herein, Property Manager shall include in each subcontract a provision that the subcontractor also shall furnish Owner, as appropriate, with such a certificate evidencing coverage (and any other coverage Property Manager deems appropriate in the circumstances) and the naming of Owner as co-insureds and evidencing that such insurance is in effect and that insurer will provide directly to Owner no less than 30 days’ notice of any cancellation or non-renewal, as well as indemnification as is customary. The cost of such insurance procured by Property Manager shall be reimbursable to the same extent as provided in this Agreement.

(b)          Property Manager shall cooperate with and provide reasonable access to the Properties to representatives of insurance companies and insurance brokers with respect to insurance which is in effect or for which application has been made. Property Manager shall use its good faith efforts in a commercially reasonable manner to comply with all requirements of insurers.

(c)          Property Manager shall promptly investigate and shall report in detail to Owner and the applicable insurance carriers all accidents, claims for damage relating to the ownership, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair thereof, and shall prepare for approval by Owner all reports required by the applicable insurance company in connection with any such accident, claim, damage or destruction. Owner shall reimburse Property Manager’s third-party costs in connection therewith. Such reports shall be given to Owner promptly and any report not so given within 10 days after the occurrence of any such accident, claim, damage or destruction shall be noted in the monthly reports delivered to Owner. Property Manager is authorized to settle any claim against an insurance company arising out of any policy and, in connection with such claim, to execute proofs of loss and adjustments of loss and to collect and provide receipts for loss proceeds using commercially reasonable good faith efforts.

8.             Liability of Property Manager. Property Manager shall not be liable for any errors in judgment or for mistakes of fact or of law or for anything which it may in good faith do or refrain from doing, except in the case of gross negligence, fraud or willful misconduct.

17

9.             Indemnity. Owner shall indemnify Property Manager and its managers, employees and officers against and agrees to defend, protect, hold and save them free and harmless from any liability or expenses (including reasonable attorney’s fees and court costs) arising out of injuries or damages to persons or property by reason of any cause relating to the Properties, except to the extent caused by the gross negligence, fraud or willful misconduct and which is not otherwise covered by insurance held by Owner. Owner shall name Property Manager as an “additional insured” or “co-insured” on any and all liability insurance policies for the Properties. Property Manager shall indemnify Owner and its employees and officers against and agrees to defend, protect, hold and save them free and harmless from any liability or expenses (including reasonable attorney’s fees and court costs) arising out of injuries or damages to persons or property by reason of any cause relating to the Properties caused by the gross negligence, fraud or willful misconduct, which is not otherwise covered by insurance held by Owner.

10.           Termination. This Agreement may be terminated by either party upon thirty (30) days’ written notice, in toto or only with respect to any Property; provided, that such termination shall not affect any rights or obligations accrued to either party prior to termination (subject to any offsetting claims for damages), including, but not limited to, payment of Property Management Fees earned to the date of termination (provided, that if termination occurs before a construction project is completed, the construction management fee to be earned shall be prorated based upon the reasonably estimated portion of the applicable project that had been completed up to the date of termination). If this Agreement is terminated, only Property Management Fees with respect to any Properties that are subject to such termination and that have accrued prior to the termination date shall be due to Property Manager. Notwithstanding anything to the contrary contained in this Agreement, if either Owner or Property Manager defaults in performing any of its obligations under this Agreement, the other party may terminate this Agreement effective upon delivery of notice of such default. The indemnification obligations of the parties hereunder shall survive the expiration or termination of this Agreement. Property Manager’s obligations under this Agreement for physical property management, leasing and construction management may, at Owner’s election, terminate as to any particular Property upon its sale; provided, that Property Manager’s obligations for the performance of accounting and other so-called “back office functions” shall terminate only at such time as a final tax return with respect to the applicable Property has been prepared and filed and such customary and ordinary information related to the Property or Properties has been provided to Owner. Property Manager shall cooperate subsequent to any termination of this Agreement as to a particular Property to provide final property reconciliations and other reports as reasonably requested by Owner.

11.           Property Manager’s Obligations After Termination. Upon the termination of this Agreement, Property Manager shall have the following duties:

(a)          Property Manager shall deliver to Owner, or its designee, all books and records (including data files in magnetic or other similar storage media but specifically excluding any licensed software) with respect to the Properties.

(b)          Property Manager shall transfer and assign to Owner, or its designee, or terminate upon Owner’s direction, all service contracts (designated by Owner for transfer and assignment) and personal property relating to or used in the operation and maintenance of the Properties, except personal property paid for and owned by Property Manager. Property Manager shall also, for a period of sixty (60) days immediately following the date of such termination (with respect to this entire Agreement or any Property terminated as being subject to this Agreement), make itself available to consult with and advise Owner, or its designee, regarding the operation, maintenance and leasing of the Properties at no additional cost to Owner.

18

(c)          Property Manager shall render to Owner an accounting of all funds of Owner in its possession and shall deliver to Owner a statement of Property Management Fees claimed to be due Property Manager and shall cause funds of Owner held by Property Manager relating to the Properties to be paid to Owner or their designees and shall assist in the transferring of approved signatories on all accounts.

12.           No Obligation to Third Parties. None of the obligations and duties of Property Manager under this Agreement shall in any way or in any manner be deemed to create any obligations of Property Manager to any third party with the exception of Owner.

13.           Additional Services. The services contemplated hereunder are normal and customary property management, leasing and general and construction management services. If Property Manager is required or requested to perform additional services beyond the scope of this Agreement, then Owner shall pay Property Manager fees for these additional services at market rates as mutually agreed upon in advance by the parties.

14.          Property Manager’s Action on Tenant’s Default. If the reasonably expected costs are less than a threshold to be agreed upon by Property Manager and Owner with respect to each Property (or with respect to leases or contracts less than certain thresholds with respect to each Property), Property Manager shall have the right, in its own name or in the name of Owner, to take any and all actions, including distraint, which Property Manager deems advisable and which Owner shall have the right to take, in the event of any tenant’s breach of any covenant, provision or condition binding upon such tenant under its lease with Owner. Nothing in this paragraph shall be deemed to require Property Manager to institute legal action against any tenant. If the reasonably expected costs exceed the agreed-upon thresholds, then Owner shall only be responsible for such costs if it pre-approves such actions. In addition, if Owner desires to commence legal action notwithstanding Property Manager’s recommendation to the contrary, it shall pay for all costs and reasonable attorneys’ fees in connection therewith.

15.           Binding Effect. This Agreement and all the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

16.           Entire Agreement. This Agreement supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements among them.

17.           Assignment. Property Manager may delegate partially or in full its duties and rights under this Agreement but only with the prior written consent of Owner. Except as provided in the immediately preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

19

18.           Amendments. This Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

19.           Other Business. Nothing herein contained shall prevent Property Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with Owner or the business of Owner, including, without limitation, property management activities for other parties (including other REITs) and the provision of services to other programs advised, sponsored or organized by Property Manager or its affiliates or third parties; nor shall this Agreement limit or restrict the right of any manager, officer, employee or member of Property Manager or its affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. Property Manager may, with respect to any investment in which Owner is a participant, also render advice and service to each and every other participant therein. Property Manager shall report to the board of directors of REIT the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between Property Manager’s obligations to Owner and its obligations to or its interest in any other partnership, limited liability company, corporation, firm, individual, trust or association.

20.           Notices. All notices under this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the parties at their last known addresses. All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given when delivered in person or on the fifth day after its mailing by either party by registered or certified United States mail, postage prepaid and return receipt requested, to the other party, at the addresses set forth after their respect name below or at such different addresses as either party shall have theretofore advised the other party in writing in accordance with this Section.

OP:	Lightstone Value Plus REIT III LP
1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701
	Attention:	David Lichtenstein

REIT:	Lightstone Value Plus Real Estate Investment Trust III, Inc.
1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701
	Attention:	David Lichtenstein

With a copy to:	Proskauer Rose LLP
Eleven Times Square
New York, New York 10005
	Attention:	Peter M. Fass, Esq.
James P. Gerkis, Esq.

Property Manager:	Beacon Property Management Limited Liability Company
1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701

20

Attention:	David Lichtenstein

With a copy to:	Proskauer Rose LLP
Eleven Times Square
New York, New York 10005
	Attention:	Peter M. Fass, Esq.
James P. Gerkis, Esq.

21.         Non-Waiver.  No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

22.         Headings.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

23.         Severability.  If any term, covenant or condition of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, covenants or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

24.         Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York. Any action to enforce this Agreement or an action for a breach of this Agreement shall be maintained in a binding arbitration proceeding before the American Arbitration Association in New York, New York.

25.         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

26.         Audit Right.  Property Manager shall cooperate with REIT’s independent auditors with respect to the annual audit of REIT for the purpose of expressing an opinion on the financial statements of REIT (the “Annual REIT Audit”). In addition, REIT shall have the right, no more than once per year, to conduct an audit of Property Manager’s books and records solely with respect to the fees and expense reimbursements relating to the services provided pursuant to this Agreement (the “Fee Audit”). REIT may conduct the Fee Audit by using its own internal auditors or by employing independent auditors. Costs associated with conducting such Fee Audits by internal or independent auditors, and costs of the Annual REIT Audit, shall be borne by REIT. If any Fee Audit conducted by or on behalf of REIT reveals a discrepancy in excess of ten percent (10%), and greater than $10,000, for the aggregate fees and expense reimbursements payable during the period under audit pursuant to the Fee Audit, Property Manager shall be responsible for the reasonable expenses of such audit.

Signatures on next page.

21

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

On behalf of “OWNER”:

OP:

LIGHTSTONE VALUE PLUS REIT III LP

By:	Lightstone Value Plus Real Estate Investment Trust III, Inc.

Its General Partner

By:
Name:
Title:

REIT:

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC.

By:
Name:
Title:

Property Manager:

BEACON PROPERTY MANAGEMENT LIMITED LIABILTY COMPANY

By:
Name:
Title:

EXHIBIT A

MONTHLY REPORTING PACKAGE

For the current month and year to date, statements presenting, on a comparative basis, actual to budget (and/or forecast or other projections), including variance explanations for material variances:

•	Executive summary (operations, leasing, capital, tenant/market issues, other).

•	Balance sheet.

•	Income statement.

•	Aged receivables and delinquencies report.

•	Certified rent rolls and occupancy reports (as requested in writing by Owner).

•	Month-to-date and year-to-date variance report with explanations (budget to actual and actual to previous year actual).

•	List of any material accrual adjustment that may have been missed on the last business day of each month.

•	Certified leasing status report.

•	Reforecast operating projections and cash flow, if requested.

•	Any additional reports that Owner shall reasonably request.

EXHIBIT B

QUARTERLY REPORTING PACKAGE

•	All items in the monthly reporting package by the deadline for the monthly reporting package.

•	Quarter-to-date variance reports with explanations compared to budget and same period prior year.

•	Copy of cash receipts ledger entries for such period, if requested.

•	The originals (or copies, as Owner may request) of all contracts entered into by Property Manager on behalf of Owner during such period, if requested.

•	Such other reports as may be required by Owner.

EXHIBIT C

ANNUAL REPORTING PACKAGE

•	All items in the monthly and quarterly reporting packages which shall include annual operating statements and a list of variances and explanations of material variances (budget to actual and actual to previous year actual) based upon respective deadlines.

•	All information required for tax filings, as determined by Owner.

•	Certifications of assessment, testing and compliance with internal controls.

•	Any other reports reasonably requested by Owner.

Form of Property Addendum

PROPERTY DESCRIPTION:

Property Name:

Street Address:

City, State, Zip Code:

County:

Owner Name:

Owner Tax ID#:

Tax Parcel ID #:

SERVICES TO BE PROVIDED AND MANAGEMENT FEES TO BE CHARGED:

☐	Property management services, as specified in Section 5(a) of the Agreement, with:

_____ No changes

            Changes as follows: ____________________________________________________________________

Threshold pursuant to Section 14: ______________________________________________________________________

☐	Property Management Fees, as specified in Section 6(a), with:

_____ No changes

_____ Changes as follows: ____________________________________________________________________

C-2

☐	Leasing services, as specified in Section 5(b) of the Agreement, with:

_____ No changes

_____ Changes as follows: _______________________________________________________________________

☐	Leasing fees, as set forth in Section 6(b) of the Agreement, with:

_____ No changes

_____ Changes as follows: _____________________________________________________________________

Co-Brokers: As leasing agent for the Properties, Property Manager may cooperate with independent real estate brokers or agents. If Property Manager hires a co-broker in order to assist Property Manager in securing a tenant or if an opportunity is brought to Property Manager by an independent broker, Property Manager shall be paid in accordance with the Agreement and the co-broker’s commission will be the responsibility of Property Manager. If the co-broker’s fee would exceed what Property Manager would otherwise be entitled to pursuant to the above fee schedule, such co-broker’s commission may be paid only upon written approval of Owner.

☐	Construction management services, as specified in Section 5(c) of the Agreement, with:

_____ No changes

_____ Changes as follows (add attachments as necessary): ___________________________________________

C-3

☐	Construction management fees, as set forth in Section 6(c) of the Agreement, with:

_____ No changes

_____ Changes as follows: ___________________________________________________________________

C-4